PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JUNE 1, 1999)


                              DBS INDUSTRIES, INC.
                               2,924,906 Shares of
                                  Common Stock
                                       of
                          DBS Industries, Inc. ("DBSI")


        The Prospectus, dated June 1, 1999 (the "Prospectus"), relating to the offering for resale of up to 2,924,906 shares of DBSI common stock, which were issued and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, is hereby supplemented as set forth below.

        1. The section "Directors and Executive Officers of DBSI" appearing on page 30 of the Prospectus is hereby supplemented to disclose that at the Annual Meeting of DBSI Shareholders held June 8, 1999, Fred W. Thompson, E.A. James Paretti and Jessie Knight, Jr. were re-elected to three year terms as directors of DBSI.

        2. The section "Principal Stockholders" and the table appearing on page 39 of the Prospectus which sets forth information regarding the officers and directors of DBSI and the respective number of DBSI common shares beneficially owned by each such officer and/or director is hereby supplemented by the attached revised page 39 ("39 Revised") which is intended to replace the existing page 39 of the Prospectus.


             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 30, 1999

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

        The following table set forth certain information as of April 30, 1999, with respect to the beneficial ownership of DBSI's Common Stock for (i) each director, (ii) all directors and officers of DBSI as a group, and (iii) each person known to DBSI to own beneficially five percent (5%) or more of the outstanding shares of its Common Stock.


Name and Address of                                  Beneficially and
Beneficial Owner                                     Record Owned(1)         Percent of Class
------------------------------------------------ ------------------------ -----------------------
Fred W. Thompson
100 Shoreline Highway, Suite 190A
Mill Valley, CA 94941                                  868,267 (2)                 6.1%

Michael T. Schieber
100 Shoreline Highway, Suite 190A
Mill Valley, CA 94941                                  353,989 (3)                 2.5%

E.A. James Peretti
100 Shoreline Highway, Suite 190A
Mill Valley, CA 94941                                  425,000 (4)                 3.0%

H. Tate Holt
100 Shoreline Highway, Suite 190A
Mill Valley, CA 94941                                  156,379 (5)                 1.1%

Jerome W. Carlson
100 Shoreline Highway, Suite 190A
Mill Valley, CA 94941                                  106,250 (6)                 0.7%

Jessie J. Knight
100 Shoreline Highway, Suite 190A
Mill Valley, CA 94941                                  37,500  (5)                 0.3%
                                                    --------------               --------

Officers and Directors as a Group (6 persons)        1,947,385                    13.7%  *

Astoria Capital Partners, L.P.
6600 Southwest 92nd Street, Suite 370
Portland, OR 97223                                   1,000,000                     7.0%


* Total percentage amount does not reflect rounding of individual ownership percentages.

(1) The persons named in the table have sole voting or investment power with respect to all of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Includes (i) 15,418 shares held by Mr. Thompson; (ii) 474,558 shares held in Thompson 1996 Revocable Trusts; and (iii) options to purchase 312,500 shares at $0.531 per share expiring January 1, 2006, and 4,125 and 61,666 shares of Common Stock exercisable at $0.584 per share and expiring December 31, 2000 and December 31, 2002, respectively.

(3)     Includes (i) 215,625 shares held jointly with spouse,  Arlene  Schieber,
        (ii) 6,505 held solely by Mr. Schieber, (iii) 3,075 held solely by Ms. Schieber, of which shares Mr. Schieber disclaims beneficial ownership, and (iv) options to purchase 13,750, 12,534 and 37,500 shares of Common Stock all exercisable at $1.4375 per share which expire on February 15, 2005, February 15, 2006 and April 30, 2006, respectively, and options to purchase 27,500 shares of Common Stock exercisable at $0.60 per share which expire May 13, 2007, and options to purchase 37,500 shares of Common Stock at $2.1875 which expire on May 12, 2008.